Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 333-00000) and related Prospectus of Freeport-McMoRan Copper & Gold Inc. for the registration of $350,000,000 6 7/8% Senior Notes due 2014 and to the incorporation by reference therein of our reports dated January 28, 2004, with respect to the financial statements and schedules of Freeport-McMoRan Copper & Gold Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission and in its Annual Report to Stockholders, included as Exhibit 13.1 to this Registration Statement.

/s/ Ernst & Young LLP

New Orleans, Louisiana

April 2, 2004